UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2021

Astro Aerospace Ltd.

(Exact name of registrant as specified in its charter)

Nevada	333-149000	98-0557091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 W Main Street

Lewisville, TX 75057

 (Address of Principal Executive Offices)

972-221-1199

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Appointment of Certain Officers

On June 1, 2021, Bruce Bent resigned as Chief Executive Officer and Patricia Trompeter, currently a Director of the registrant, was appointed as Chief Executive Officer of the registrant. Mr. Bruce Bent will continue to serve as Executive Chairman of the registrant.

There are no material arrangements to which Ms. Trompeter is a party, and there is no family relationship between her and any other party connected to the registrant.

Ms. Trompeter brings more than sixteen years of experience in mergers and acquisitions and over fifteen years in financial management to the registrant’s Board.  Ms. Trompeter held a variety of executive positions at GE Capital including CFO, Controller, Operations Leader, Quality Leader, and Mergers & Acquisitions. She was integral in GE Capital’s successful acquisition of Guinness Peat Aviation, which contributes to the more than $17 Billion of acquisitions she has completed.  Ms. Trompeter’s experience at GE gave her a breadth of knowledge in the Aviation Industry from aircraft engines to spending a significant amount of time in GE Capital Aviation Services.

After leaving GE, Ms. Trompeter took a short break to focus in the non-profit sector and on family. In 2019 she returned to the venture capital sector as Co-Founder of Webbs Hill Partners, an independent investment and advisory firm growing innovative technologies in emerging markets. She is also the Founder of a new venture, Ceres Capital Holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Astro Aerospace Ltd.

By:      /s/ Patricia Trompeter

Patricia Trompeter

Chief Executive Officer

Dated:  June 4, 2021